Exhibit 5.3

Consent of Independent Engineers

We hereby consent to the use of and reference to our name and our reports, and the inclusion and incorporation by reference of information derived from our report auditing estimates of the natural gas, natural gas liquids and conventional oil reserves attributable to Husky Energy Inc. (the “Company”) as of December 31, 2010 (the “Report”), in the Company’s registration statement on Form F-10.

We also consent to the references to us under the headings “Experts” in the registration statement.

Sincerely,

McDaniel & Associates Consultants Ltd.

/s/ P.A. Welch

P.A. Welch
President & Managing Director
Calgary, Alberta, Canada
May 26, 2011

2200, Bow Valley Square 3, 255 – 5 Avenue SW, Calgary AB  T2P 3G6  Tel: (403) 262-5506  Fax: (403) 233-2744  www.mcdan.com